The share exchange described in this press release involves
securities of a foreign company. This share exchange is
subject to disclosure requirements of Japan that are
different from those of the United States. Financial
information included in this notice has been prepared in
accordance with generally accepted Japanese accounting
standards and may not be comparable to the financial
statements of United States companies.

It may be difficult for you to enforce your rights and any
claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and
some or all of its officers are residents of a foreign
country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S.
securities laws. It may be difficult to compel a foreign
company and its affiliates to subject themselves to a U.S.
court's judgment.

You should be aware that the issuer may purchase securities
otherwise than pursuant to the share exchange agreement,
such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English
translation is believed to be generally accurate, it is
subject to, and qualified by, in its entirety, the
Japanese-language original. Such Japanese-language original
shall be the controlling document for all purposes.

Basic Agreement Concerning the Business Integration
(Excerpt)

JOYO BANK Ashikaga Holdings Co., Ltd. November 2, 2015

1. Circumstances and Background Sales base

o Main sales base of Joyo Bank and Ashikaga Bank are located close to the Metropolitan area

o Development of transportation infrastructure, such as the
Kita-Kanto Expressway, the Metropolitan Inter-City
Expressway, the Shinkansen, the Tsukuba Express, the Ibaraki
Airport and the Ibaraki Port, has progressed

Gunma Prefecture

Tochigi Prefecture

Share of deposits: 30.9? Share of loans: 40.7?

Fukushima Prefecture

Ibaraki Prefecture

Saitama Prefecture

JOYO BANK Share of deposits: 33.9? Share of loans: 47.3?

Tokyo Prefecture

Chiba Prefecture (Source: Kinyu Map 2015)

Business challenges

o Addressing concerns about the shrinking regional economy
due to changes in the social structure, such as a decrease
in total population and acceleration of aging society
combined with the declining birth rate o Addressing
intensifying competition, expansion of financial services
and economic globalization

Two banks have favorable sales base with high potential
while facing common business challenges

(Joyo Bank's strength) The only one-stop financial service
provider in the region whose group companies cover lease,
securities, think tank functions and information technology
Thorough support system for manufacturing companies Abundant contact points with large companies in Tokyo Ample equity
capital ... and other strengths

(Ashikaga Bank's strength) Customer base over a broad area,
including the automobile and aviation industries Sales
capabilities with thorough consulting services Fee business
for retail and corporate customers Wealth of know-how
regarding low-cost operations ... and other strengths

Joyo Bank and Ashikaga Bank decided that it would be
effective and beneficial to proactively exercise their
collaborative innovation capabilities and create wealth
under a common philosophy in order for the two banks that
are deeply-rooted in their communities with a large market
share as leading banks to further contribute to regional
revitalization as regional financial institutions and to
continue to grow with customers and local communities.

November 2, 2015 Entered into the Basic Agreement Concerning the Business Integration

4. Outline of the New Group

The business integration will create a new group ranking among the top regional banks in Japan

	Joyo Bank	Ashikaga HD/ Ashikaga Bank	New group (simple sum)
Total assets ※1 (consolidated)	9,065.4 billion yen	5,864.2 billion yen	14,929.6 billion yen
Net assets ※1 (consolidated)	601.8 billion yen	287.1 billion yen	888.9 billion yen
Deposits ※1(non-consolidated)	7,728.7 billion yen	5,085.3 billion yen	12,814.1 billion yen
Loans and bills discounted ※1(non-consolidated)	5,656.4 billion yen	4,189.4 billion yen	9,845.8 billion yen
Securities portfolio ※1(non-consolidated)	2,735.4 billion yen	1,236.8 billion yen	3,972.2 billion yen
Gross business profit ※2(non-consolidated)	109.0 billion yen	80.5 billion yen	189.6 billion yen
Net business income ※2(non-consolidated)	39.2 billion yen	32.5 billion yen	71.7 billion yen
Core net business income ※2(non-consolidated)	36.5 billion yen	32.0 billion yen	68.6 billion yen
Net income ※2 (consolidated)	28.6 billion yen	17.0 billion yen	45.7 billion yen
Market capitalization ※3	481.1 billion yen	166.2 billion yen	647.4 billion yen
Number of branches ※1 (including sub-branches)	178	153	331
Number of employees ※1 (consolidated)	3,687	2,944	6,631
Market share of deposits ※4 (non-consolidated)	In Ibaraki/33.9%	In Tochigi/30.9%	Both prefectures/33.8%
Market share of loans ※4 (non-consolidated)	In Ibaraki/47.3%	In Tochigi/40.7%	Both prefectures/47.6%

※1 As of March 31, 2015 ※2: For Fiscal 2014 ※3: As of September 30, 2015

※4: Market Share of deposits includes the balance at JA Bank and Japan Post Bank (as of March 31, 2014) Source: "Kinyu Map 2015" with partial edits

<Branches of Joyo Bank and Ashikaga Bank (as of March 31, 2015)>

	Joyo Bank	Ashikaga Bank	Total
Number of branches	178	153	331
Ibaraki	144	8	152
Tochigi	8	112	120
Saitama	3	16	19
Gunma	0	15	15
Fukushima	10	1	11
Chiba	6	0	6
Tokyo	5	1	6
Miyagi	1	0	1
Osaka	1	0	1



● Ashikaga Bank
● Joyo Bank

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5. Characteristics of the Sales Base and Potential for the New Group

- ✓ Economic scale of the two prefectures of Ibaraki and Tochigi, where the new group's main sales base is located, is equal to that of Saitama Prefecture or Chiba Prefecture.
- ✓ The two prefectures are among the nation's top regions with respect to the number of factories, and the new group's branch network covers an entire region where there is a high concentration of manufacturing bases in the Northern Kanto region.
- ✓ Industries in the region consist of a primary industry (agriculture, forestry, fishery, livestock and mining), secondary industry (manufacturing) and tertiary industry (tourism and services) in a balanced manner. Development of transportation network in the two prefectures, as well as between the two prefectures and the Metropolitan area, has progressed and the collaboration and interaction among industries are expected to create new industries.

Birth of a financial group with a large market share in the sales base of the same size as those of other prefectures in the Metropolitan area

- As a financial group that has deep understanding of local communities and is familiar with their circumstances, the new group is able to boost contribution to regional development and revitalization in a wider area and on a deeper level based on transactions with a broad range of customers, numerous local core companies and the public sector.

Item	Ibaraki + Tochigi	Saitama	Chiba	Kanagawa
Prefectural GDP (Fiscal 2011) ※1	19,276.2 billion yen	20,370.0 billion yen	18,799.5 billion yen	30,422.2 billion yen
Prefectural income (Fiscal 2011) ※1	14,913.2 billion yen	20,075.1 billion yen	17,523.8 billion yen	26,501.9 billion yen
Population (As of January 1, 2014) ※1	4,924 thousand people	7,169 thousand people	6,142 thousand people	8,940 thousand people
Number of employed persons in the prefecture (Fiscal 2011) ※1	2,334 thousand	2,770 thousand	2,379 thousand	3,538 thousand
Number of households (As of January 1, 2014) ※1	1,923 thousand households	3,001 thousand households	2,626 thousand households	4,003 thousand households
Number of corporations (As of March 31, 2013) ※1	86,067	126,866	101,545	173,011
Number of factories newly located (excluding electricity business) (2014) ※2	119	49	29	28
Farm output (2013) ※3	704.6 billion yen	2,01.2 billion yen	414.1 billion yen	80.4 billion yen
Value of manufactured goods shipment (2013) ※2	19,080.8 billion yen	11,787.7 billion yen	13,003.2 billion yen	17,226.1 billion yen
Balance of deposits and savings in the prefecture (As of March 31, 2014) ※1	33,026.2 billion yen	47,751.8 billion yen	39,532.7 billion yen	63,833.8 billion yen
Of which balance held by the top regional bank in the region (As of March 31, 2014) ※4	11,164.7 billion yen	3,728.3 billion yen	9,881.5 billion yen	10,938.1 billion yen
Share of balance of deposits and savings in the prefecture by the top regional bank in the region (As of March 31, 2014) ※4	33.8%	7.8%	25.0%	17.1%
Balance of loans in the prefecture (As of March 31, 2014) ※1	12,909.5 billion yen	19,229.0 billion yen	15,037.3 billion yen	25,060.0 billion yen
Of which balance held by the top regional bank in the region (As of March 31, 2014) ※4	6,148.8 billion yen	2,672.5 billion yen	5,877.0 billion yen	73,79.8 billion yen
Share of balance of loans in the prefecture by the top regional bank in the region (As of March 31, 2014) ※4	47.6%	13.9%	39.1%	29.4%

Source: ※1 "Kinyu Map 2015" with partial edits ※2 Ministry of Economy, Trade and Industry ※3 Ministry of Agriculture, Forestry and Fisheries
※4 The calculation assumes that the top regional bank in the region is the "new group"



Tohoku Shinkansen
Tohoku Expressway
Kanetsu Expressway
Nikko Toshogu Shrine
Nikko Futarasan Jinja Shrine
Nikko-zan Rin-Noji Temple
Nikko Utsunomiya Road
Joban Expressway
Ibaraki Port
Hitachi Port District
Kita-Kanto Expressway
Hitachinaka Port District
Oarai Port District
Joshinetsu Expressway
Kita-Kanto Expressway
Ibaraki Airport
Minami-Kanto Expressway
Mito Line
Metropolitan Inter-City Expressway
Kashima Port
Tsukuba Express
Higashi-Kanto Expressway
Narita International Airport

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